UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 18, 2008

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Utah
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

6033 W. Century Blvd, Suite 1090, Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(310) 670-7911
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

Effective April 18, 2008, Global Clean Energy Holdings, Inc. (the “Company”) entered into an exchange agreement (“Exchange Agreement”) with Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., and Monarch Pointe Fund, Ltd. (collectively, “MAG Funds”), comprising all of the holders of the Company’s Series A Convertible Preferred Stock (“Series A Stock”).

Pursuant to the Exchange Agreement, the MAG Funds agreed to exchange (“Exchange”) 28,927 shares of Series A Stock, constituting all of the issued and outstanding shares of Series A Stock, for an aggregate of 28,927,000 shares of the Company’s common stock, no par value per share (“Common Stock”). The exchange ratio was determined by dividing the $100 purchase price of the shares (the “Series A Purchase Price” as defined in Certificate of Designations of Preferences and Rights for the Series A Stock) by $0.10. The Series A Stock was convertible at a price equal to 85% of the “Market Price” (as defined in the Certificate of Designations of Preferences and Rights) of the Common Stock. On April 18, 2008, the closing price of the Common Stock was $0.10 and the “Market Price” would have been $0.045 per share.

A copy of the Exchange Agreement is filed as an exhibit to this Current Report on Form 8-K. The summary of the Exchange Agreement set forth above is qualified by reference to such exhibit.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Effective April 18, 2008, the Company entered into an Exchange Agreement with the MAG Funds, comprising all of the holders of the Company’s Series A Stock. Pursuant to the Exchange Agreement, the Company issued an aggregate of 28,927,000 shares of Common Stock to the MAG Funds in exchange for 28,927 shares of Series A Stock.

For a description of significant terms of the Exchange, see the discussion under Item 1.01, which is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description
10.1
Exchange Agreement, effective April 18, 2008, by and between Global Clean Energy Holdings, Inc., on the one hand, and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., and Monarch Pointe Fund, Ltd., on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

Date: April 24, 2008	By:	/s/ BRUCE K. NELSON
Bruce K. Nelson,
Chief Financial Officer